Exhibit 99.2

MOPHIE INTRODUCES WIRELESS CHARGING BASE FOR iPHONE 8, iPHONE 8 PLUS, AND iPHONE X

Available from apple.com, Apple stores and mophie.com

Orange County, Calif., (September 12th, 2017) – mophie, a ZAGG Inc brand and the #1 mobile battery case brand in the US(1), today announced the mophie wireless charging base; a universal wireless charging pad that provides a quick and easy charging experience for iPhone 8, iPhone 8 Plus and iPhone X.

The mophie wireless charging base is available at Apple.com, Apple stores worldwide, and mophie.com on September 20th.

The compact wireless charging base features the latest in wireless technology to provide wireless charging directly to iPhone 8, iPhone 8 Plus and iPhone X. It is designed to begin charging simply by placing the iPhone 8, iPhone 8 Plus, and iPhone X on the pad. A customer’s device will continue to be fully functional while charging, so users can continue to use the display and connect to Bluetooth accessories, among other things.

“mophie has demonstrated its commitment to making charging as effortless as possible through our ecosystem of wireless charging solutions,” said Chris Ahern, president at mophie. “The mophie wireless charging base provides the optimal experience for iPhone 8, iPhone 8 Plus, and iPhone X customers from day one.”

The wireless charging base features a dual-injected rubberized, non-slip finish to ensure proper placement of iPhone 8, iPhone 8 Plus, and iPhone X for charging. It also allows high-speed wireless charging up to 7.5W for compatible devices.

Additional features include:

•	The latest Qi wireless technology for universal compatibility
•	High-speed wall adapter and cable included
•	Low-profile design
•	Rubberized finish to prevent scratches

1.	The NPD Group, Inc., U.S. Retail Tracking Service, Cell Phone Device Protection, Charging Case, Based on Dollars & Units, July 2016 - June 2017.

The wireless charging base is available from apple.com, Apple stores, mophie.com and other premium retailers for $59.95.

For the latest updates about all new mophie products, upcoming events and promotions, follow mophie on Facebook, Twitter, and Instagram, or register at mophie.com/innovation.

About mophie

mophie, the #1 selling battery case manufacturer in the US, is a California-based, award-winning designer and manufacturer that empowers the mobile world to Stay Powerful. Widely acclaimed for innovative mobile solutions, mophie is the proud developer of the original juice pack®. mophie products are recognized for style and engineered for performance, providing a seamless integration of hardware, software and design. mophie has operations in California, Michigan, Netherlands, Hong Kong, and China. mophie products are available in more than 130 countries, and can be found at Apple, Verizon, Best Buy and T-Mobile stores, as well as Sprint and other leading retailers. Visit mophie.com and follow us on Facebook, twitter, and Instagram (@mophie).

About ZAGG Inc
ZAGG Inc (NASDAQ:ZAGG) is a global leader in accessories and technologies that empower mobile lifestyles. The Company has an award-winning product portfolio that includes screen protection, power management solutions, mobile keyboards, social tech, and personal audio sold under the InvisibleShield®, mophie®, ZAGG®, and IFROGZ® brands. ZAGG Inc has operations in the United States, Ireland, and China. For more information, please visit the company’s websites at www.zagg.com and www.mophie.com.

Media:

Kevin Malinowski

732-684-8779

media@mophie.com

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